NEW RIVER FUNDS

New River Core Equity Fund

New River Core Fixed Income Fund

New River Small Cap Fund

Amended and Restated Contractual Management Fee Waiver Agreement

Amended and Restated Agreement, made effective as of the 1st day of July, 2004, by and between New River Funds, a Delaware statutory trust (the “Trust”), on behalf of its New River Core Equity Fund, New River Core Fixed Income Fund and New River Small Cap Fund series (the “Funds”), and New River Advisers LLC (the “Investment Manager”).

WHEREAS, the Trust and the Investment Manager entered into the Contractual Management Fee Waiver Agreement (“Original Agreement”) on September 12, 2003;

WHEREAS, the parties agree to amend the Original Agreement to adjust the level of the waiver.

NOW THEREFORE, for and in consideration of the mutual premises and covenants contained herein, the Trust and Investment Manager agree as follows:

The Investment Manager has agreed to continue to waive advisory fees payable to it by the Funds and/or to make payments to limit expenses of the Funds to the extent necessary so that the Funds’ Total Annual Operating Expenses for the period from October 1, 2003 through June 30, 2004 did not exceed:

1.80% of average daily net assets for New River Core Equity Fund

1.60% of average daily net assets for New River Core Fixed Income Fund

2.00% of average daily net assets for New River Small Cap Fund

The Investment Manager hereby further agrees to waive advisory fees payable to it by the Funds and/or to make payments to limit expenses of the Funds to the extent necessary so that the Funds’ Total Annual Operating Expenses for a period commencing on July 1, 2004 through December 31, 2005 do not exceed:

1.30% of average daily net assets for New River Core Equity Fund

1.60% of average daily net assets for New River Core Fixed Income Fund

1.50% of average daily net assets for New River Small Cap Fund

In witness whereof, the parties hereto have caused this Agreement to be signed and duly attested by their duly authorized persons.

NEW RIVER FUNDS

Attest:

Name:

By:

       Doit L. Koppler II

       Chairman, Chief Financial Officer, & Treasurer

NEW RIVER ADVISERS LLC

Attest:

Name:

By:

       Randal J. Kirk

       Manager of Third Security, LLC which is the

       Manager of New River Advisers LLC